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Atlas Air Worldwide
Reports 2011 Earnings

•	4Q11 Adjusted Net Income of $39.7 Million, $1.50 per Share

•	Full-Year Adjusted Net Income of $108.8 Million, $4.12 per Share

•	4Q11 Reported Net Income of $33.5 Million, $1.27 per Share

•	Full-Year Reported Net Income of $96.1 Million, $3.64 per Share

•	2012 EPS Expected to Exceed $5.10, or 24% Growth from 2011 Adjusted EPS

PURCHASE, N.Y., February 15, 2012 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced adjusted net income attributable to common stockholders of $39.7 million, or $1.50 per diluted share, for the fourth quarter of 2011, and $108.8 million, or $4.12 per diluted share, for the full year. Adjusted results for both periods exclude pre-operating expenses for the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays; a special charge related to the retirement of the company’s 747-200 fleet; and gains and losses on the disposal of assets.

On a reported basis, fourth-quarter net income attributable to common stockholders totaled $33.5 million, or $1.27 per diluted share. Full-year reported net income attributable to common stockholders totaled $96.1 million, or $3.64 per diluted share.

“2011 was a year of expanding our business platform and investing for the future,” said President and Chief Executive Officer William J. Flynn.

“We performed well by historical standards, but global economic conditions, delivery delays for our new 747-8 freighters, delays in the ramp-up of CMI service for Boeing, and the impact of pre-operating costs for new initiatives all contributed to lower-than-anticipated earnings.

“We made significant progress on several strategic business initiatives during 2011 that we expect will drive earnings-per-share growth of approximately 24% in 2012 compared with our adjusted 2011 EPS and contribute to significant earnings momentum in the years beyond.

“We took delivery of our first three 747-8 freighters and placed those aircraft and the next two scheduled for delivery in long-term contracts in our core ACMI business. We also developed and secured extremely attractive Ex-Im Bank-backed financing for the remaining six 747-8Fs in our order – financing that will provide significant savings in our ownership cost for these assets.

“In 2011, we developed and implemented a comprehensive AMC Charter passenger business, and initiated a new 767 passenger- and cargo-aircraft operating platform. These new businesses complement our industry-leading 747 freighter services and our asset-light CMI operations. These investments will further enhance our revenue and earnings growth in the years ahead.”

Fourth-Quarter and Full-Year Results

Adjusted and reported net income attributable to common stockholders for the three months ended December 31, 2011 was achieved on revenues of $388.2 million. Adjusted and reported pretax earnings for the period totaled $66.0 million and $55.1 million, respectively.

Earnings in the fourth quarter of 2011 were driven by our core, long-term ACMI business, complemented by increased AMC Charter demand, including our new military passenger service.

Despite global economic strains that affected the airfreight market and our business during 2011, performance in our Commercial Charter business in South America remained strong, and overall performance in Commercial Charter in the fourth quarter improved from our third-quarter results, reflecting an increase in demand and improved block-hour rates.

Results for the fourth quarter of 2011 benefited from substantially lower maintenance expense and continued productivity improvement and cost controls. Results for the quarter, however, were also impacted by further Boeing 747-8F delivery delays and lower-than-anticipated Boeing Dreamlifter flying, which affected our CMI operations.

2010 fourth-quarter reported net income attributable to common stockholders totaled $41.6 million, or $1.58 per diluted share, on revenues of $359.7 million. Adjusted net income attributable to common stockholders for the three months ended December 31, 2010, totaled $41.4 million, or $1.58 per diluted share. Adjusted and reported pretax earnings in the year-ago period totaled $62.1 million and $62.3 million.

Adjusted and reported net income attributable to common stockholders for the year ended December 31, 2011, reflected revenues of $1.40 billion, adjusted pretax earnings of $179.2 million, and reported pretax earnings of $157.0 million. In 2010, Atlas Air Worldwide’s adjusted and reported net income attributable to common stockholders totaled $150.4 million and $141.8 million, or $5.77 and $5.44 per diluted share, respectively, on revenues of $1.34 billion. Adjusted and reported pretax earnings in 2010 were $237.5 million and $233.1 million.

After-tax adjustments to earnings in the fourth quarter of 2011 included a special charge of $3.5 million, or $0.13 per diluted share, for asset impairment and employee termination charges related to the retirement of our 747-200 fleet, as well as an expense of $2.6 million, or $0.10 per diluted share, for pre-operating expenses related to the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays.

After-tax adjustments to earnings for the full year of 2011 included an expense of $9.5 million, or $0.36 per diluted share, related to the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays; a special charge of $3.5 million, or $0.13 per diluted share, for asset impairment and employee termination charges related to the retirement of our 747-200 fleet; and a gain on disposal of aircraft of $0.2 million, or $0.01 per diluted share.

After-tax adjustments to earnings for the full year of 2010 included a net accrual for legal settlements of $16.1 million, or $0.62 per diluted share; a benefit of $5.6 million, or $0.21 per diluted share, for legal settlement received; a gain on disposal of aircraft of $2.3 million, or $0.09 per diluted share; and an expense of $0.4 million, or $0.02 per diluted share, related to the introduction of new aircraft types and incremental costs incurred as a result of aircraft delivery delays.

Outlook

“We expect to report a significant increase in earnings in 2012, with reported fully diluted earnings growing approximately 24% from 2011 adjusted EPS, to more than $5.10 per share, on a 17% increase in block hours,” said Mr. Flynn.

“We expect that market growth during the year will be seasonal and second-half weighted. We also expect that close to 60% of our maintenance expense will be incurred in the first-half, with our AMC 767 passenger operations ramping up in the second quarter, our next deliveries of 747-8Fs in the second half, and CMI flying for Boeing and DHL Express increasing as the year progresses. As a result, we anticipate a sequential increase in our quarterly earnings throughout the year, starting at a marginal level in the first quarter and with over 70% occurring in the second half.

“Our new 747-8Fs, which will drive growth and profitability in our business going forward, have begun to enter service and will be an important contributor this year. Along with a full year of AMC Charter passenger service as well as a continuing step-up in CMI flying for Boeing and DHL Express, we believe these will more than offset an anticipated reduction in AMC Charter cargo demand in 2012.

Three of the company’s new 747-8F aircraft entered ACMI service in the fourth quarter of 2011 under a long-term contract with British Airways. Two additional -8F aircraft, which are expected to be delivered in the third quarter, are under long-term ACMI contract with Panalpina. Two other -8F aircraft are expected to be received and placed into ACMI service in the fourth quarter of 2012.

Based on existing and expected deliveries and placements for the 747-8Fs in 2012, these aircraft are anticipated to generate approximately 48 months of flying in 2012.

By year-end 2012, the company’s cargo operations are expected to include seven 747-8Fs, with two additional -8F aircraft to be delivered in the first half of 2013. The six 747-8Fs to be delivered are covered by a term-loan facility guaranteed by the Export-Import Bank of the United States. Terms and rates on the facility are even more attractive than the very favorable terms on our first three 747-8F deliveries.

These 747-8F aircraft complement 24 current 747-400 freighters, 16 of which are engaged in ACMI service. We will also have two passenger 747-400s and three passenger 767-300s providing charter service to the U.S. military and other customers in 2012.

In addition, we anticipate that we will operate at least 11 customer-owned aircraft in our CMI (crew, maintenance and insurance) operations. These operations include five 767-200 freighters for DHL Express that we expect to add to our fleet in the first three quarters of 2012, four 747 Large Cargo Freighters (Dreamlifters) for Boeing and two 747-400 passenger aircraft for SonAir.

With the retirement of our five remaining older-generation 747-200 cargo aircraft, we will utilize modern, more efficient 747-400 cargo aircraft to provide continuing service in our AMC and Commercial Charter operations.

We continue to expect that volumes in our military passenger business, including our new B767 operations, will grow to 10,000 block hours in 2012 from about 1,300 block hours in 2011 and none in 2010. At the same time, we anticipate that AMC Charter cargo volume will total about 10,000 block hours in 2012, reflecting indications of a likely reduction in demand by the U.S. military in international areas.

Maintenance expense in 2012 is expected to total approximately $175 million compared with $168 million in 2011. Line maintenance, which is based on block hours operated, should account for more than 50% of these expenditures in 2012. As block hours are expected to increase over 2011, line maintenance will grow accordingly. Approximately 40% of maintenance expense should be for heavy airframe checks and engine overhauls, with the balance for non-heavy maintenance. From a timing perspective, about one third of total maintenance expense in 2012 is currently expected to occur in the first quarter of the year, approximately 25% in each of the second and third quarters, and the balance in the fourth quarter.

Mr. Flynn concluded: “Our 747-8F aircraft will drive volumes and profitability in our core ACMI business, and our growing CMI operations and passenger military business will complement that growth.

“We believe that our modern, efficient fleet, business mix and solid balance sheet will allow us to continue to do well in all economic conditions and to navigate the growth ahead.

“Given the combination of our innovative customer solutions, our ability to capitalize on changing market demand, our strategic growth initiatives, and our effectiveness in executing our business model, we are very well-positioned to drive our revenues and earnings to higher sustained levels over the next several years and beyond.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2011 financial and operating results at 11:00 a.m. Eastern Time on Wednesday, February 15, 2012.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

http://www.media-server.com/m/p/5micpmvb.

For those unable to listen to the live call, a replay will be available on the above websites following the call. A replay will also be available through February 22 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 49946706#.

4Q11 Performance versus 4Q10

Operating revenues of $388.2 million in the fourth quarter of 2011 were $28.5 million, or 8%, higher than the year-earlier period, primarily reflecting increases in volumes and revenue per block hour in our AMC Charter operations, partially offset by a reduction in Commercial Charter volumes and revenue per block hour.

Total block hours increased 3% (36,121 block hours versus 35,029) compared with the fourth quarter of 2010, while average operating aircraft, excluding Dry Leasing aircraft, increased 12% (33.0 compared with 29.4). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 11.9 hours per aircraft per day during the quarter compared with 13.0 in the fourth quarter of 2010.

In ACMI, revenues of $162.6 million increased $2.7 million, or 2%, reflecting an increase in block-hour volumes (26,382 versus 25,952) and comparable average ACMI revenue per block hour rates ($6,164 versus $6,163). The increase in block-hour volumes compared with the fourth quarter of 2010 was primarily due to the flying of two incremental aircraft for DHL Express that began in March 2011. Reflecting the increase in block-hour volumes, ACMI customers flew 4.4% above contractual minimums during the quarter.

For the quarter, an average of 22.1 aircraft (19.1 Boeing 747-400s, 0.8 Boeing 747-8F, 0.5 Boeing 747-200, and 1.7 CMI aircraft) supported our ACMI operations, compared with an average of 21.0 aircraft (19.2 Boeing 747-400s, 0.3 Boeing 747-200s, and 1.5 CMI aircraft) in the fourth quarter of 2010.

AMC Charter revenues of $126.5 million increased $40.8 million, or 48%, in the latest quarter, due to increases in block hours and revenue per block hour. Block-hour volumes increased 18% (5,121 block hours versus 4,356) compared with the fourth quarter of 2010, primarily due to 724 block hours for AMC passenger missions, which we began to fly in the second quarter of 2011. Block-hour rates increased 26% ($24,701 versus $19,669), reflecting an increase in the average “pegged” fuel price paid by the U.S. military ($3.97 per gallon versus $2.68) and higher rates paid on 747-400 aircraft utilized during the quarter.

An average of 6.5 aircraft (2.4 Boeing 747-400s, 2.3 Boeing 747-200s and 1.8 Boeing 747-400 passenger aircraft) supported our AMC Charter operations during the quarter, compared with an average of 4.3 aircraft (0.8 Boeing 747-400s and 3.5 Boeing 747-200s) in the fourth quarter of 2010.

In Commercial Charter, revenues of $92.6 million were $16.3 million, or 15%, lower than the fourth quarter of 2010. Revenues reflected a reduction in block-hour volumes (4,142 versus 4,540) as well as block-hour rates ($22,350 versus $23,990). Block-hour volumes primarily reflected softer demand out of Asia.

For the quarter, an average of 4.4 aircraft (2.5 Boeing 747-400s and 1.9 Boeing 747-200s) supported our Commercial Charter operations, compared with an average of 4.1 aircraft (1.9 Boeing 747-400s and 2.2 Boeing 747-200s) in the fourth quarter of 2010.

Operating Expenses

Operating expenses, including the special charge of $5.4 million in the fourth quarter of 2011, totaled $334.7 million, an increase of $36.5 million, or 12%, compared with the same quarter in 2010. The increase in operating expenses was primarily due to increases in aircraft fuel, labor expense, travel, aircraft rent and other operating expenses, partially offset by a significant reduction in maintenance expense.

Aircraft fuel expense of $110.4 million increased $32.5 million, or 42%, compared with the fourth quarter of 2010. Higher fuel expense reflected a 48% increase in the AMC Charter pegged fuel price and a 29% increase in Commercial Charter fuel prices ($3.24 per gallon versus $2.51).

Labor expense of $76.7 million during the quarter increased $16.2 million, or 27%, primarily due to an increase in wages for crewmembers as of October 1, 2011, under a new, five-year collective bargaining agreement; an increase in total block hours flown; and the hiring of additional employees to support new aircraft.

Travel expense of $13.7 million increased $3.7 million, or 37%, primarily due to the impact of higher airfares and increased block-hour volumes on the cost of international crew travel. In addition to higher airfares, increased ground-staff travel expense related to on-boarding new aircraft and maintenance activities contributed to the increase.

Aircraft rent of $43.1 million during the quarter was $3.6 million, or 9%, higher than in the fourth quarter of 2010 due to the leasing of additional aircraft and spare engines in 2011.

Other operating expenses totaled $29.3 million during the quarter, an increase of $5.6 million, or 23%, versus the fourth quarter of 2010. Other operating expenses in the fourth quarter of 2011 reflected an increase in contract services for flight attendants and passenger catering, commissions related to increased AMC Charter revenue, freight related to the movement of 747-200 spare parts and engines to be utilized on aircraft in lieu of incurring more costly repairs, and increased crew training on new aircraft types.

Maintenance expense of $23.1 million decreased $35.0 million, or 60%, during the quarter. No heavy airframe checks or engine overhauls were required to be performed during the period. In contrast, the fourth quarter of 2010 included one 747-400 D Check, one 747-200 D Check, and 11 engine overhauls.

Net Interest and Other Non-Operating Expenses

Net interest income totaled $1.9 million during the quarter, an improvement of $1.2 million compared with the fourth quarter of 2010, primarily reflecting an increase in capitalized interest.

Income Taxes

Fourth-quarter results included an income tax expense of $22.1 million compared with an income tax expense of $19.8 million in the fourth quarter of 2010, resulting in an effective income tax rate of 40.1% versus a rate of 31.7%.

Our effective income tax rates differ from the U.S. federal statutory rate primarily due to the income tax impact of global operations, U.S. state income taxes, and the nondeductibility of certain items for tax purposes. The difference between the effective rate and the statutory rate for the three months ended December 31, 2011 was primarily due to the income tax impact of nondeductible items. The difference between the effective rate and the statutory rate for the three months ended December 31, 2010 was primarily attributable to a reduction in the effective state income tax rate.

Cash, Cash Equivalents, and Short-Term Investments

At December 31, 2011, our cash, cash equivalents, and short-term investments totaled $195.2 million, compared with $595.1 million at December 31, 2010.

The change in cash, cash equivalents and short-term investments included cash outflows of $226.0 million related to pre-delivery payments made to Boeing on our 747-8F order; $172.9 million related to the acquisition of aircraft and spare engines for our Titan subsidiary, our AMC Charter passenger operations, and our core operations; and $46.9 million related to the paydown and closing of our 2008 pre-delivery payment financing facility. These payments were partially offset by a total of $40.3 million of net cash inflows received at closing in connection with the financing of our first three 747-8F aircraft deliveries.

Outstanding Debt

At December 31, 2011, our balance sheet debt totaled $750.0 million, including the impact of $51.9 million of unamortized discount.

The face value of our debt at December 31, 2011, totaled $801.9 million, compared with $544.2 million on December 31, 2010. The increase primarily reflected $360.3 million of new debt used to finance the acquisition of our first three 747-8Fs, partially offset by the repayment of outstanding pre-delivery payment borrowings and the normal amortization of outstanding debt.

Adjusted EBITDAR and EBITDA

EBITDAR, as adjusted for pre-operating expenses, net accrual for legal settlements, litigation settlements received, special charges and losses/(gains) on disposal of assets, totaled $119.7 million in the fourth quarter of 2011 compared with $109.2 million in the fourth quarter of 2010. For the full year, EBITDAR, as adjusted for pre-operating expenses, net accrual for legal settlements, litigation settlements received, special charges and losses/(gains) on disposal of assets, totaled $376.7 million compared with $421.2 million in 2010.

EBITDA, as adjusted for pre-operating expenses, net accrual for legal settlements, litigation settlements received, special charges and losses/(gains) on disposal of assets, totaled $76.6 million in the latest reporting period compared with $69.7 million in the fourth quarter of 2010. EBITDA, as adjusted for pre-operating expenses, net accrual for legal settlements, litigation settlements received, special charges and losses/(gains) on disposal of assets, for the full year was $212.7 million compared with $266.6 million for the prior-year period.

Reconciliation of GAAP to Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include adjusted EBITDAR and EBITDA; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; Adjusted Diluted EPS and Adjusted Pretax Income, which exclude certain items that impact year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

We use these non-GAAP financial measures in assessing the performance of our ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide also maintains a 49% interest in Global Supply Systems Limited (GSS). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Atlas Air Worldwide with the Securities and Exchange Commission on February 14, 2011. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2012 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2011	—	December 31, 2010	December 31, 2011	—	December 31, 2010

Operating Revenue
ACMI	$162,626		$159,936	$632,509		$543,853
AMC charter	126,495		85,680	442,725		388,994
Commercial charter	92,572		108,915	299,528		384,440
Dry leasing	2,953		1,794	9,695		7,178
Other	3,513		3,369	13,759		13,309

Total Operating Revenue	$388,159		$359,694	$1,398,216		$1,337,774

Operating Expenses
Aircraft fuel	110,391		77,893	388,579		300,229
Salaries, wages and benefits	76,671		60,492	261,844		238,169
Maintenance, materials and repairs	23,050		58,062	167,749		174,029
Aircraft rent	43,113		39,549	164,089		154,646
Travel	13,709		9,984	44,037		34,338
Landing fees and other rent	13,303		12,726	50,059		48,700
Depreciation and amortization	12,276		8,304	39,345		34,353
Ground handling and airport fees	7,324		7,470	24,465		25,115
Loss/(Gain) on disposal of aircraft	100		(60)	(364)		(3,601)
Special charge	5,441		—	5,441		—
Other	29,292		23,733	101,872		103,910

Total Operating Expenses	334,670		298,153	1,247,116		1,109,888

Operating Income	53,489		61,541	151,100		227,886

Non-operating Expenses / (Income)
Interest income	(4,993)		(5,043)	(20,193)		(19,663)
Interest expense	12,111		9,638	42,120		40,034
Capitalized interest	(9,052)		(5,366)	(27,636)		(16,373)
Other (income) expense, net	305		13	(180)		(9,222)

Total Non-operating Income	(1,629)		(758)	(5,889)		(5,224)
Income before income taxes	55,118		62,299	156,989		233,110
Income tax expense	22,085		19,768	60,680		90,154

Net Income	33,033		42,531	96,309		142,956
Less: Net income/(loss) attributable
to noncontrolling interests	(480)		971	226		1,146

Net Income Attributable
to Common Stockholders	$33,513		$41,560	$96,083		$141,810

Earnings per share:
Basic	$1.27		$1.60	$3.66		$5.50

Diluted	$1.27		$1.58	$3.64		$5.44

Weighted average shares:
Basic	26,305		25,914	26,227		25,781

Diluted	26,442		26,234	26,422		26,088

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Twelve Months Ended

	December 31, 2011		December 31, 2010	December 31, 2011	December 31, 2010

Operating Revenue:
ACMI		$162,626	$159,936	$632,509	$543,853
AMC Charter		126,495	85,680	442,725	388,994
Commercial Charter		92,572	108,915	299,528	384,440
Dry Leasing		2,953	1,794	9,695	7,178
Other		3,513	3,369	13,759	13,309
Total Operating Revenue	$	388,159	$359,694	$1,398,216	$1,337,774

Direct Contribution:

ACMI		$47,051	$40,582	$148,320	$127,679
AMC Charter		31,075	15,995	86,962	111,091
Commercial Charter		15,109	33,345	40,200	111,717
Dry Leasing		1,231	952	4,631	4,643
Total Direct Contribution for Reportable Segments		94,466	90,874	280,113	355,130
Unallocated income and expenses		(33,807)	(28,635)	(118,047)	(125,621)
Special charge		(5,441)	—	(5,441)	—
(Loss)/Gain on sale of aircraft		(100)	60	364	3,601
Income before Income Taxes		55,118	62,299	156,989	233,110
Interest income		(4,993)	(5,043)	(20,193)	(19,663)
Interest expense		12,111	9,638	42,120	40,034
Capitalized interest		(9,052)	(5,366)	(27,636)	(16,373)
Other (Income) Expense, net		305	13	(180)	(9,222)
Operating Income	$	53,489	61,541	151,100	227,886

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, pre-operating expenses, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended

	December 31, 2011	December 31, 2010		December 31, 2011	December 31, 2010

Income before income taxes	$55,118		$62,299	$156,989	$233,110
Pre-operating expenses[1]	5,298		—	17,130	623
Net accrual for legal settlements	-		(132)	—	16,068
Litigation settlement received	—		—	—	(8,750)
Special charge[2]	5,441		—	5,441	—
Loss/(Gain) on disposal of aircraft	100		(60)	(364)	(3,601)
Adjusted pretax income	65,957		62,107	179,196	237,450
Interest expense, net	(1,934)		(771)	(5,709)	3,998
Other non-operating expenses	305		13	(180)	(9,222)
Operating income before pre-operating expenses, net accrual for legal settlements, litigation settlement received, special charge and loss/(gain) on disposal of aircraft	64,328		61,349	173,307	232,226
Depreciation and amortization	12,276		8,304	39,345	34,353
EBITDA, as adjusted[3]	76,604		69,653	212,652	266,579
Aircraft rent	43,113		39,549	164,089	154,646
EBITDAR, as adjusted[4]	$119,717	$	109,202	$376,741	$421,225

1 Pre-operating expenses in 2011 and 2010 are related to the introduction of new aircraft types and include incremental costs incurred as a result of aircraft delivery delays.

2 Included in Special charge in 2011 are asset impairment and employee termination charges related to the retirement of the 747-200 fleet.

[3]	EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, pre-operating expenses, net accrual for legal settlements, litigation settlement received, special charge and loss/(gain) on disposal of assets, as applicable.

[4]	EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, pre-operating expenses, net accrual for legal settlements, litigation settlement received, special charge and loss/(gain) on disposal of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
		—	December 31, 2011	December 31, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		33,513	$41,560	(19.4%)
After-tax impact from:
Pre-operating expenses[1]			2,621	—
Net accrual for legal settlements			—	(132)
Litigation settlement received			—	—
Special charge[2]			3,466	—
Loss/(Gain) on disposal of aircraft			64	(38)

Adjusted Net Income Attributable to Common Stockholders	$		39,664	$41,390	(4.2%)

Diluted EPS	$		1.27	$1.58	(19.6%)
After-tax impact from:
Pre-operating expenses[1]			0.10	—
Net accrual for legal settlements			—	—
Litigation settlement received			—	—
Special charge[2]			0.13	—
Loss/(Gain) on disposal of aircraft			-	—

Adjusted Diluted EPS	$		1.50	$1.58	(5.1%)

				For the Twelve Months Ended

		—	December 31, 2011	December 31, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		96,083	$141,810	(32.2%)
After-tax impact from:
Pre-operating expenses[1]			9,455	397
Net accrual for legal settlements			-	16,068
Litigation settlement received			-	(5,574)
Special charge[2]			3,466	—
Loss/(Gain) on disposal of aircraft			(232)	(2,294)

Adjusted Net Income Attributable to Common Stockholders	$		108,772	$150,407	(27.7%)

Diluted EPS	$		3.64	$5.44	(33.1%)
After-tax impact from:
Pre-operating expenses[1]			0.36	0.02
Net accrual for legal settlements			-	0.62
Litigation settlement received			-	(0.21)
Special charge[2]			0.13	—
Loss/(Gain) on disposal of aircraft			(0.01)	(0.09)

Adjusted Diluted EPS	$		4.12	$5.77[3]	(28.6%)

[1] Pre-operating expenses in 2011 and 2010 are related to the introduction of new aircraft types and include incremental costs incurred as a result of aircraft delivery delays.
[2] Included in Special charge in 2011 are asset impairment and employee termination charges related to the retirement of the 747-200 fleet.
[3] Items do not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2011	2010	Change	2011	2010	Change
Fleet (average during the period)
ACMI	22.1	21.0	5.2%	21.7	18.4	17.9%
AMC Charter	6.5	4.3	51.2%	5.9	5.5	7.3%
Commercial Charter	4.4	4.1	7.3%	3.7	4.7	(21.3%)
Dry Leasing	3.0	1.0	200.0%	2.2	0.8	175.0%

Operating Aircraft	36.0	30.4	18.4%	33.5	29.4	13.9%

Out of Service (1)	0.1	-	NM	0.4	0.1	300.0%
Block Hours
ACMI	26,382	25,952	1.7%	102,695	91,357	12.4%
AMC Charter	5,121	4,356	17.6%	19,208	18,679	2.8%
Commercial Charter	4,142	4,540	(8.8%)	13,879	17,572	(21.0%)
Non revenue	476	181	163.0%	1,273	750	69.7%

Total Block Hours	36,121	35,029	3.1%	137,055	128,358	6.8%

Revenue Per Block Hour
ACMI	$6,164	$6,163	0.0%	$6,159	$5,953	3.5%
AMC Charter	24,701	19,669	25.6%	23,049	20,825	10.7%
Commercial Charter	22,350	23,990	(6.8%)	21,581	21,878	(1.4%)
Average Utilization (block hours per day)
ACMI	13.0	13.4	(3.0%)	13.0	13.6	(4.4%)
AMC Charter	8.6	11.0	(21.8%)	8.9	9.3	(4.3%)
Commercial Charter	10.2	12.0	(15.0%)	10.3	10.2	1.0%

All Operating Aircraft (2)	11.9	13.0	(8.5%)	12.0	12.3	(2.4%)
Fuel
AMC
Average fuel cost per gallon	$3.97	$2.68	48.1%	$3.63	$2.68	35.4%
Fuel gallons consumed (000s)	15,405	13,992	10.1%	60,976	58,022	5.1%
Commercial Charter
Average fuel cost per gallon	$3.24	$2.51	29.1%	$3.29	$2.37	38.8%
Fuel gallons consumed (000s)	15,209	16,094	(5.5%)	50,872	61,154	(16.8%)
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.